CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered:  Debt Securities
Proposed Maximum Aggregate Offering Price:  $125,332,000.00
Amount of Registration Fee (1)(2):  $6,993.53
______________

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.

Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 229 - dated Monday, August 03, 2009 (To:  Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WBN4	$125,332,000.00	100.000%	1.800%	$123,076,024.00	FIXED	6.750%
SEMI-ANNUAL
								08/15/2019	02/15/2010	$35.44	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents:  Charles Schwab & Co.,  Inc., Citi, Edward D. Jones & Co., L.P., Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Bank of America

Offering Dates:  Monday, July 27, 2009 through Monday, August 03, 2009
Trade Date: Monday, August 03, 2009 @ 12:00 PM ET
Settlement Date: Thursday, August 06, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating:  Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Issuer has incorporated by reference in this pricing supplement and the prospectus statements that may constitute forward-looking statements. Investors may find these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential," "possible," or other similar expressions, or future or conditional verbs such as "will," "should," "would," and "could." All forward-looking statements, by their nature, are subject to risks and uncertainties. The Issuer's actual results may differ materially from those set forth in the forward-looking statements. As a large, international financial services company, the Issuer faces risks that are inherent in the businesses and market places in which it operates. Information regarding important factors that could cause the Issuer's future financial performance to vary from that described in its forward-looking statements is contained in the Issuer's annual report on Form 10-K for the year ended December 31, 2008, which is incorporated in this pricing supplement and the prospectus by reference, under the captions "Item 1A. Risk Factors," and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed in the Issuer's subsequent filings that are incorporated by reference in this pricing supplement and the prospectus. Investors should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made. All subsequent written and oral forward-looking statements attributable to the Issuer or any person on the Issuer's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Except to the extent required by applicable law or regulation, the Issuer undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this pricing supplement or to reflect the occurrence of unanticipated events.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08